Exhibit 10.29

AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into this 19th day of November 2008 by and between First National Bank of Chester County (the “Bank”) and Deborah R. Pierce (“Employee”).

WHEREAS, the Bank has restructured its operations and as a result thereof, the Employee’s position has been eliminated; and

WHEREAS, the Bank and Employee desire to resolve and settle all issues, existing as of the date of execution of this Agreement, whether arising from any aspect of Employee’s employment or separation from employment with the Bank, or otherwise;

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements contained herein, and other valuable consideration, the receipt of which hereby is acknowledged, it is agreed as follows:

1.                                       Termination Date.  Employee shall be separated from employment effective October 29, 2008, which shall be considered the termination date (“Termination Date”).

2.                                       Severance.  Employee will receive total severance pay equivalent to twelve (12) months of base salary, (which shall include auto allowance) as reduced by applicable taxes commencing on October 30, 2008 and terminating October 29, 2009.  Payment of the severance shall be made at normal payroll periods.

3.                                       Benefits.  In the event the Employee elects to continue medical coverage under COBRA, the Bank will pay the Employee’s share of the COBRA premiums for a period not to exceed twelve (12) months from the Termination Date for the Employee and her spouse, provided that Employee pays applicable employee co-pays and has not obtained comparable medical coverage elsewhere.  Medical care coverage shall cease in the event Employee obtains other coverage.

4.                                       By December 31, 2008, the Employee shall be paid the sum of $9,317.28 as cash equivalent payment for 2008 401(K) Profit Sharing Plan.

5.                                       Outplacement.  The Bank will pay for outplacement services for the Employee, directly to a firm selected by the Employee in an amount not to exceed fourteen thousand dollars ($14,000).

6.                                       PTO.  Employee will also receive pay for accrued and unused PTO (“Paid Time Off”).

7.                                       Bonus.  Although the Bank does not intend to pay a 2008 Executive Annual Bonus, in the event it does, it will pay Employee a pro rata share of that bonus for 2008 up to and including the date of her termination October 29, 2008.

8.                                       The Bank will pay Employee the amount of $12,650 as reduced by applicable taxes, representing the 2007 LTIP by December 31, 2008

9.                                       Except as specifically set forth herein, the Employee is not entitled to any further compensation or benefits from the Bank except for those benefits governed by other documents or plans such as the SBRP and continuation of certain life insurance policies and other benefits to the extent those plans may allow but in no event shall the Bank be responsible for any further contributions or payment of premiums.  The Bank will not oppose Employee’s application for Pennsylvania Unemployment Compensation benefits.

10.                                 Non-Disparagement.  The Employee agrees that she will not make or cause to be made any statements that disparage or inimical to or damage the reputation of the Bank or any of its past or present affiliates, subsidiaries, agents, officers, directors, or employees.  In the event such a communication is made to anyone, including but not limited to media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Bank will be permitted to pursue any and all remedies at law and equity.

11.                                 Return of Property.  The Employee agrees that she has returned all property of the Bank, including, but not limited to, her Bank-owned credit card, all Bank files, all keys including those to Bank-owned real estate and property.

12.                                 Costs and Expenses.  The Bank and Employee acknowledge, understand and agree that each party shall bear her or its own costs, attorneys’ fees and expenses.

13.                                 Acknowledgement.  The Bank and Employee understand, represent and warrant that this Agreement is a full and final compromise of any existing claims and not an admission of wrongdoing or liability by or on the part of the Bank.

14.                                 General Release.  In consideration of the undertakings provided for in Paragraph 2, 3,4,5 and 8 herein, the sufficiency of which is hereby acknowledged and to which Employee is not otherwise entitled, Employee, on behalf of herself and her heirs, estates, executors, administrators, successors and assigns, does hereby fully, finally and unconditionally release and forever discharge the Bank, its former, current and future shareholders, directors, officers, parent company, subsidiaries, affiliates, agents, employees, representatives, successors and assigns, whether acting in their individual or official capacities, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Employee’s employment by the Bank, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of the Agreement, including, but not limited to, any claims under any federal, state or local laws and regulations and any common law prohibiting pregnancy, sex, race, age, religion, national origin, disability, handicap, citizenship, or marital status discrimination or any other form of discrimination or claims under any other employment statute or law, claims for attorneys’ fees, and any claims whatsoever under any other federal, state, and local laws or regulations or common law arising out of any legal restrictions on an employer’s right to terminate its employees or in any way governing the employment relationship, including, but not limited to, claims arising under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964 and 1991, as amended, the Equal Pay Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, as amended, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and those based on contract, implied-in-fact contract, or tort law, relating to Employee’s employment by the Bank.

15.                                 Confidentiality.  The existence of this Agreement and its terms are to be held in strict confidence by the Bank and Employee.  Disclosure by Employee shall be limited to immediate family and to persons representing or advising her for accounting, tax, business or legal purposes or as otherwise required by law, and shall be further limited to financial matters.  Employee further agrees not to disclose confidential information about the operations of the Bank to anyone.

16.                                 Confidential Information.  The Employee acknowledges that, in connection with her employment at the Bank, she obtained knowledge about confidential and proprietary information of the Bank, including but not limited to privileged and confidential matters relating to the Bank’s legal matters, lists of customers, technical information about Bank products, and strategic plans of the Bank’s business (hereinafter the “Information”).  Employee agrees not to use, publish or otherwise disclose any information to others, including but not limited to a subsequent employer or competitor of the Bank, either prior to or following the Effective Date.  If the Employee has any question regarding what data or information would be considered by the Bank to be information subject to this provision, the Employee agrees to contact the President of the Bank in writing for clarification.

17.                                 Employee Representations.  Employee makes the following additional representations to the Bank, each of which is significant and an important consideration for the Bank’s willingness to enter into the Agreement:

i.                                          Employee expressly acknowledges that if she did not execute the Agreement, she would not be entitled to receive the money and benefits set forth in paragraphs 2 and 3.

ii.                                       Employee acknowledges that she has been given a full and fair opportunity to review the Agreement, the Bank specifically recommended that Employee consult with an attorney before executing the Agreement, and she has been allowed up to twenty-one (21) days to consider whether to accept the Agreement.

iii.                                    Employee understands that she may change her mind and revoke the Agreement at any time during the seven (7) days immediately following the date she signs the Agreement, provided she does so in writing, in which case none of the provisions of the Agreement will have any effect.  Employee understands that she will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without revocation of the Agreement.

18.                                 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania and any applicable federal laws, without regard to choice of law provisions.

19.                                 Severability of Provisions.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms of provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

20.                                 Revocation.  If Employee elects to revoke her acceptance of this Agreement, she will do so by letter within seven (7) days after executing this Agreement, and ensure that the letter of revocation is received within eight (8) days of her executing this Agreement:

Such a letter shall advise that Employee has elected to revoke her acceptance of this Agreement, and sent to James F. Kilcur, Esquire at Saul Ewing LLP, 1500 Market Street, 38th Floor, Centre Square West, Philadelphia, PA 19102.

21.                                 Entire Agreement.  This is the entire agreement between the parties and any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or an expressly authorized representative.

22.                                 Successors and Assigns.  This Agreement shall extend to, be binding upon, and inure to the benefit of the Bank, its successors and assigns and to the Employee’s heirs.  This Agreement and the payments hereunder cannot be assigned by the Employee except to her caretaker(s) or to her designated power of attorney holder in case of Employee’s disability.

23.                               Notices/Requests.  Any notice or request under this Agreement shall be in writing and sent to the other party via overnight courier service or U.S. Postal Service certified mail with return receipt, addressed as follows:

a.                                       If to Employee:

Deborah R. Pierce, Esq.

156 Old Kennett Road, P.O. Box 996

Kennett Square, PA  19348

b.                                      If to the Bank:

Mr. Kevin C. Quinn

President

First National Bank of Chester County

887 South Matlack Street

West Chester, PA  19382

IN WITNESS WHEREOF, the Bank and Employee have executed this Agreement on the date and year set forth above.

THIS IS A WAIVER AND RELEASE OF CLAIMS.  YOU ARE ADVISED TO CONSULT WITH LEGAL COUNSEL AND READ THIS DOCUMENT PRIOR TO SIGNING.

Employee		First National Bank of Chester County

By:	/s/ Deborah R. Pierce	/s/ Kevin C. Quinn
	Deborah R. Pierce	Kevin C. Quinn, President

Date: November 19, 2008		Date: November 21, 2008